                                                                  EXHIBIT 99.1

NETLOJIX COMMUNICATIONS ANNOUNCES POSSIBILITY OF A GOING-PRIVATE TRANSACTION

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Dec. 2, 2002--NetLojix Communications, Inc. (OTC: NETX.OB), a leading provider of network access and technical management, announced today that it received a proposal for the merger of a corporation to be formed and controlled by Anthony E. Papa and James P. Pisani (NetLojix's Chief Executive Officer and President, respectively), with and into NetLojix. Following the proposed merger, NetLojix would be de-registered and would continue operations as a privately held corporation.

Under the terms of the proposed merger, the newly-formed corporation would pay $0.02 in cash, without interest, for each outstanding share of NetLojix's common stock (other than any shares owned by Mr. Papa or Mr. Pisani or any dissenting stockholders).

NetLojix's Board of Directors has approved the creation of a special committee, comprised of two independent directors, to evaluate the proposed transaction. The special committee is in the process of retaining special counsel and engaging a financial adviser to advise it concerning the proposed transaction, which is subject to the negotiation of definitive agreements and the approval of NetLojix's Board of Directors and its stockholders.

About NetLojix

NetLojix is a provider of network access and technical management including broadband access, IT support and managed hosting.  The company provides design, integration and management of e-business solutions. For further information, please visit the company's Web site at www.netlojix.com.

All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. These statements may differ materially from actual future events or results. NetLojix may not commence or complete the proposed transaction described in this press release. Investors should read NetLojix's proxy statement and other documents, if and when they become available, describing the proposed transaction and the documents incorporated therein for a more detailed discussion of the proposed transaction and the associated risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date hereof and NetLojix disclaims any intent or obligation to update these forward-looking statements.